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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                        Genco Shipping & Trading Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   Y2685T 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  Y2685T 10 7
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Fleet Acquisition LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of the Marshall Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,500,000 (1)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,500,000 (1)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,500,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     53.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No.  Y2685T 10 7
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John P. Tavlarios

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,500,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,500,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,500,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     53.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.  Y2685T 10 7
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen A. Kaplan

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,500,000 (2)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,500,000 (2)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,500,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     53.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.  Y2685T 10 7
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     B. James Ford (2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                    (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     13,500,000 (2)

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     13,500,000 (2)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     13,500,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     53.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.   Y2685T 10 7
            ---------------------

Item 1(a).  Name of Issuer:

            Genco Shipping & Trading Limited
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            299 Park Avenue
            New York, New York 10171
            --------------------------------------------------------------------

Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

            Fleet Acquisition LLC - Republic of the Marshall Islands c/o Peter C. Georgiopoulos
            299 Park Avenue
            New York, New York  10171

            John P. Tavlarios - United States
            299 Park Avenue
            New York, New York  10171

            Stephen A. Kaplan - United States
            B. James Ford - United States
            c/o Oaktree Capital Management LLC
            333 South Grand Ave., 28th Floor
            Los Angeles, CA  90071
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            Y2685T 10 7
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
              78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Fleet Acquisition LLC - 13,500,000
         John P. Tavlarios - 13,500,000  (2)
         Stephen A. Kaplan - 13,500,000  (2)
         B. James Ford - 13,500,000  (2)
         -----------------------------------------------------------------------

     (b) Percent of class:

         Fleet Acquisition LLC - 53.1%
         John P. Tavlarios - 53.1%
         Stephen A. Kaplan - 53.1%
         B. James Ford - 53.1%
         -----------------------------------------------------------------------

     (c) Number of shares as to which the person has:

       (i)  Sole power to vote or to direct the vote:

            Fleet Acquisition LLC - 0
            John P. Tavlarios - 0
            Stephen A. Kaplan - 0
            B. James Ford - 0
            --------------------------------------------------------------------

       (ii) Shared power to vote or to direct the vote: (1)

            Fleet Acquisition - 13,500,000 (1)
            John P. Tavlarios - 13,500,000 (2)
            Stephen A. Kaplan - 13,500,000 (2)
            B. James Ford - 13,500,000 (2)
            --------------------------------------------------------------------

      (iii) Sole power to dispose or to direct the disposition of:

            Fleet Acquisition LLC - 0
            John P. Tavlarios - 0
            Stephen A. Kaplan - 0
            B. James Ford - 0
            --------------------------------------------------------------------

       (iv) Shared power to dispose or to direct the disposition of: (1)

            Fleet Acquisition LLC - 13,500,000 (1)
            John P. Tavlarios - 13,500,000 (2)
            Stephen A. Kaplan - 13,500,000 (2)
            B. James Ford - 13,500,000 (2)
            --------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certification.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Fleet Acquisition LLC

By: /s/ Peter C. Georgiopoulos
    ---------------------------


/s/ John P. Tavlarios
--------------------------
John P. Tavlarios


/s/ Stephen A. Kaplan
--------------------------
Stephen A. Kaplan


/s/ B. James Ford
--------------------------
B. James Ford


February 14, 2006

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

(1)Peter C. Georgiopoulos, as a member of the management committee of Fleet Acquisition LLC, has shared voting power of the shares held by Fleet Acquisition LLC. Mr. Georgiopoulos' holdings have been separately reported on a Schedule 13D, filed with the Securities and Exchange Commission on November 10, 2005. Mr. Georgiopoulos disclaims beneficial ownership of the securities held by Fleet Acquisition LLC except to the extent of his pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed to be an admission that Mr. Georgiopoulos has beneficial ownership of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

(2)Each of Mssrs. Tavlarios, Kaplan and Ford disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed to be an admission that Mssrs. Tavlarios, Kaplan and Ford have beneficial ownership of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2006 relating to the Common Stock of Genco Shipping & Trading Limited shall be filed on behalf of the undersigned.


Fleet Acquisition LLC

By: /s/ Peter C. Georgiopoulos
    ---------------------------


/s/ John P. Tavlarios
--------------------------
John P. Tavlarios


/s/ Stephen A. Kaplan
--------------------------
Stephen A. Kaplan


/s/ B. James Ford
--------------------------
B. James Ford



*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.





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